FOR IMMEDIATE RELEASE

Date: Contact:	August 3, 2006 Jeanne Delaney Hubbard 202.772.3747

ABIGAIL ADAMS NATIONAL BANCORP, INC. REPORTS
RELEASE OF THE WRITTEN AGREEMENT AT ITS
CONSOLIDATED BANK & TRUST AFFILIATE

Washington, DC – As Abigail Adams National Bancorp, Inc.’s (NASDAQ:AANB) Richmond, VA subsidiary, Consolidated Bank & Trust Company (CB&T), celebrated the 103rd anniversary of its founding by Maggie Lena Walker, the Bank received notification from the Federal Reserve Bank of Richmond and the Commonwealth of Virginia’s Commissioner of Financial Institutions, E. Joseph Face, Jr., dated July 27, 2006, that the Written Agreement dated September 5, 2000 (and its amendments dated July 25, 2003) had been terminated.

Jeanne D. Hubbard, President and CEO of Abigail Adams National Bancorp, Inc. commented, “Kim Saunders and her employees at Consolidated had worked diligently to comply with many of the provisions of the Written Agreement prior to the Bank’s purchase by AANB. Since the Company purchased CB&T on July 29, 2005, significant resources have also been focused on compliance with the outstanding provisions of the document, and its termination is welcomed and deserved. While the Company will always be committed to running its affiliate banks in full compliance with all banking laws and regulations and in a safe and sound manner, the release from the tracking and reporting requirements of the Written Agreement will allow people, resources, and time to be refocused on developing the potential of the Richmond and Hampton markets. All of the Company’s employees put forth great effort and many long hours to reach this moment, and I want to thank them for this result of their dedication and hard work.”

Kim D. Saunders, President and CEO of Consolidated Bank & Trust, stated, “CB&T has been working towards compliance with all provisions of the Written Agreement for several years. Now with its termination, coupled with the infusion of capital and resources brought into the Bank by AANB, CB&T employees can focus all their efforts on regaining the confidence of the people and businesses in our market and increasing the assets, deposits and earnings of the Bank by introducing CB&T to a new generation of customers, depositors and investors.”

Abigail Adams National Bancorp is a two-bank holding company, majority owned and operated by women. The Company is focused on serving the financial needs of minorities, women, small to mid-sized businesses, and not-for-profit organizations in the Washington, DC and Richmond metropolitan areas.

SOURCE: Abigail Adams National Bancorp